Exhibit 99.1

Investor Contact: Randy Atkinson (954) 308-7639 randalatkinson@spherion.com

FOR IMMEDIATE RELEASE	Media Contact: Kip Havel (800) 422-3819 kiphavel@spherion.com
SPHERION ADJUSTS FIRST QUARTER GUIDANCE
Updates integration and stock buy back activities
FORT LAUDERDALE, Fla., April 16, 2008 — Spherion Corporation (NYSE: SFN) today updated its revenue and earnings guidance for the first quarter. The Company now anticipates revenue will be between $573 and $578 million, reflecting total revenue that will be about flat with the prior year on an organic basis and about $10 million less than the low end of the Company’s existing revenue guidance range. Adjusted earnings from continuing operations are expected to be about $0.04 to $0.05 per share, assuming a 40% effective tax rate and excluding one time costs of about $1.0 million related to recent acquisitions. Earnings from continuing operations inclusive of the one time costs are expected to be about $0.03 to $0.04 per share or $0.02 to $0.03 below the low end of the Company’s existing earnings per share guidance range.
Roy Krause, Spherion’s president and chief executive officer commented, “Given the current economic environment, we believe it reflects positively on our strategy that our revenues in the first quarter will be about flat on an organic basis compared with last year. However, revenues for the quarter were lower than we had originally expected. After a relatively good start in January, we experienced a greater seasonal pullback in our Staffing Services segment than we had initially estimated. Additionally, due to greater uncertainties within client organizations, our total direct hire revenues will be lower than anticipated and organically less than last year. We will continue our strategy to invest in our higher margin businesses as we work through this economic cycle as well as make adjustments to our cost structure where gross profits are not growing.”

Spherion also announced today that it expects to complete the business systems and back office integration of Technisource at the end of April, ahead of schedule. Technisource, which was acquired on December 3, 2007, grew organically approximately 10% in the first quarter while completing the branch office and field management integration.
Spherion also announced today that it purchased 889,200 shares of its common stock for a total of $5.7 million during the first quarter of 2008 and reduced its total borrowings by about $20 million. These cash uses were primarily funded with previously existing cash and equivalent resources. The Company continues to purchase shares under the Board’s first quarter 2008 buy back authorization of $25 million of common stock.
Spherion Corporation will release its financial results for the first quarter ended March 30, 2008, after market close on April 28, 2008. Management will host a conference call the following morning, April 29, 2008, at 9:00 a.m. Eastern time to discuss information contained in the release. The call may be accessed in one of the following ways:
Via the Telephone:
Please dial 1-888-395-1810
The conference call leader is Roy Krause
The pass code is Spherion
Via the Internet:
You may access the call via the Internet through the Company’s Web site: www.spherion.com.
Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.

ABOUT SPHERION
Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs.
With approximately 700 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 300,000 people annually through its network, Spherion is one of North America’s largest employers. Spherion operates under the following brands: Spherion Staffing Services Group for administrative, clerical and light industrial workers; Technisource for technology professionals and solutions; The Mergis Group for accounting and finance and other professional positions; Todays Office Professionals for specialty administrative personnel; and Spherion Recruitment Process Outsourcing. To learn more, visit www.spherion.com.
Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our integration of Technisource and statements regarding anticipated first quarter results of operations. Forward-looking statements do not relate strictly to historical or current matters. Rather, forward-looking statements are predictive in nature and may depend upon or refer to future events, activities or conditions. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Information concerning these factors can be found within our filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot provide any assurances regarding future results. We undertake no obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

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